Exhibit 99.1

Magnolia Solar Corporation Announces Second U.S. Air Force
Award to Develop Ultra High Efficiency Quantum Dot Solar Cells

WOBURN, MA -- Magnolia Solar Corporation (OTC: MGLT) ("Magnolia Solar"), a developer of high-performance, thin-film photovoltaic modules for defense and commercial applications, announced today that its wholly owned subsidiary Magnolia Solar Inc. recently received a second Phase I SBIR / STTR Program from the United States Air Force. This award is to develop high efficiency, thin-film quantum dot solar cells for defense applications.

The use of quantum dots in thin-film cells has the potential to produce very high efficiency single junction solar cells. Current technologies typically use multiple junctions (e.g. triple-junction solar cells) to produce high efficiency solar cells for defense applications. The Magnolia approach being developed under this award will allow significantly lower costs for the next generation thin film solar cells with ultra high efficiency.

Dr. Ashok K. Sood, President and CEO of Magnolia Solar Corporation commented, "This second program from the Air Force adds important core capabilities to our solar cell development effort. This technology will complement the solar cell development work underway at Magnolia under previous funding from NYSERDA, the US Air Force, and other sources. We are continuing on a path to develop our core technologies for nanostructure/quantum dot based high efficiency thin film solar cells which have applications in both defense and commercial markets.”

About Magnolia Solar Corporation: Magnolia Solar Corporation, through its wholly-owned subsidiary, Magnolia Solar, Inc. is commercializing its nanotechnology-based, high-efficiency, thin-film technologies that can be deposited on a variety of different substrates.  This technology has the ability to capture a larger part of the solar spectrum (Ultraviolet, Visible and infrared) to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase solar cell performance.  Magnolia Solar’s long term goal is to becoming a highly competitive, low cost provider of thin-film photovoltaic modules for defense and commercial markets.

For more information, please visit www.MagnoliaSolar.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information contact;

Ronald J. Blekicki

Info@hanoverfinancialservices.com

1-303-494-3617